    As filed with the Securities and Exchange Commission on December 19, 2000

                                          Registration Statement No. 333-[_____]
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                                K2 DIGITAL, INC.
                          (FORMERLY K2 DESIGN, INC.)
             (Exact name of registrant as specified in its charter)

           DELAWARE                                           13-3886065
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                           30 BROAD STREET, 16TH FLOOR
                               NEW YORK, NY 10004
                                 (212) 301-8800
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             LYNN FANTOM, PRESIDENT
                                K2 DIGITAL, INC.
                           30 BROAD STREET, 16TH FLOOR
                               NEW YORK, NY 10004
                                 (212) 301-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                   Copies of all communications to be sent to:

                             DAVID M. WARBURG, ESQ.
                  BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP
                              120 WEST 45TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 944-1515

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed           Proposed
                                                       Maximum            Maximum
                                     Amount           Offering           Aggregate          Amount Of
            Title of Shares           To Be             Price            Offering         Registration
           To Be Registered        Registered        Per Unit(1)         Price(1)             Fee
           ----------------        ----------        -----------         --------         ------------
Common Stock, $.01 par value       2,677,647(2)        $1.13             $3,025,741         $798.80

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.


---------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price on the Nasdaq SmallCap Market on December 18, 2000.

(2) Includes (a) 2,000,000 shares which we currently estimate will be issued pursuant to a common stock purchase agreement, and (b) 677,647 shares (including 297,162 shares underlying warrants granted to Fusion Capital) which we currently estimate we will issue as a commitment fee.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                             Up to 2,677,647 Shares

                                K2 DIGITAL, INC.

                                  Common Stock

         This prospectus relates to the sale of up to 2,677,647 shares of our common stock which we may issue to Fusion Capital Fund II, LLC. Fusion Capital is referred to in this prospectus as the selling stockholder.

         On December 11, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches. The purchase price will be based upon the future market price of our common stock.

         We estimate that the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 2,000,000. We will have the right under certain conditions to suspend and/or terminate the common stock purchase agreement without any payment or liability to Fusion Capital. Under the terms of the common stock purchase agreement, in connection with commencing the first tranche, Fusion Capital will receive 380,485 shares of our common stock and warrants to purchase 297,162 shares of common stock at an exercise price of $.01 per share as a commitment fee. This prospectus relates to the offer and sale from time to time by Fusion Capital of this aggregate of 2,677,647 shares. We will not receive any of the proceeds from the sale of the shares being offered by this prospectus; however, we may receive up to $6 million from the sale of shares to Fusion Capital under the common stock purchase agreement.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "KTWO." On December 18, 2000, the last reported sale price for our common stock as reported on the Nasdaq SmallCap Market was $1.1875 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq SmallCap Market.

                                ---------------

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

         THE SELLING STOCKHOLDER IS DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING STOCKHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS [____], 2001.

                                TABLE OF CONTENTS

K2 DIGITAL, INC. ...........................................    3

RISK FACTORS................................................    4

THE FINANCING TRANSACTION...................................    9

SELLING STOCKHOLDER.........................................   13

PLAN OF DISTRIBUTION........................................   14

VALIDITY OF COMMON STOCK....................................   15

EXPERTS.....................................................   15

ABOUT THIS PROSPECTUS.......................................   15

WHERE YOU CAN FIND MORE INFORMATION.........................   15

INCORPORATION BY REFERENCE..................................   16

                                K2 DIGITAL, INC.

         K2 Digital, Inc., a strategic digital professional services company, provides consulting and development services including analysis, planning, systems design, creative, and implementation. Employing a proprietary process called W(3) Organizational Modeling, we construct user-centric digital channels that map to corporate goals. These channels include business-to-business and consumer Web sites, intranets, extranets, online media and wireless. Featured in the end-to-end service offerings are qualitative and quantitative research, usability labs to test graphical user interfaces, navigation, functionality and systems, positioning studies for online branding, strategic planning, e-commerce planning, business process reengineering, online media planning and buying, proprietary media partnerships, marketing strategies, Web design, creative services for online advertising (e.g., banners, rich media, interstitials), technical strategies, requirements specifications and programming. Our process-driven approach utilizes the strategic, conceptual, technical and marketing experience we have developed since 1993 to help multi-divisional and global companies maximize their Internet opportunities. Clients include ABB Ltd., Aetna Financial Services, Inc., Morgan Stanley Dean Witter & Co., Philips Electronics NV, Puerto Rico Convention Bureau, Silversea Cruises, Ltd., and WorldCom Inc.

          Our offices are located at 30 Broad Street, New York, New York 10004 and the telephone number is (212) 301-8800. Our Web site is located at www.k2digital.com; however, nothing contained on the site is incorporated into or a part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

         CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF K2 DIGITAL, INC., MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS OUR EXPECTATIONS, BELIEFS, PLANS, INTENTIONS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. EXAMPLES OF SUCH STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS INCLUDE DESCRIPTIONS OF OUR PLANS WITH RESPECT TO DEVELOPING OUR BUSINESS STRATEGY, OUR CONTINUING GROWTH AND OUR NEED FOR ADDITIONAL FINANCING. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE OF SUCH STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

         IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS TO GROW, AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD BE HARMED. Our focus is on increasing the volume of all of our services. In order to enhance and expand our operations, we have hired and will continue to hire additional personnel and have incurred and will continue to incur substantial expenses for:

         -        administration

         -        production

         -        technical resources

         -        marketing

         -        customer support

         -        infrastructure

         We had an operating cash flow deficit of $792,000 in fiscal 1997, operating cash flow of $474,000 in fiscal 1998, an operating cash flow deficit of $2,935,000 in fiscal 1999 and for the nine months ended September 30, 2000, an operating cash flow deficit of $1,265,000. We may require additional sources of financing in order to satisfy our working capital needs, which may be unavailable or prohibitively expensive. Should such financing be unavailable or prohibitively expensive when we require it, we would not be able to finance any expansion of our business and may not be able to satisfy our working capital needs, either of which would have a material adverse effect on our business, operating results and financial condition.

         Even if we are able to access all $12 million available under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. In addition, one result of the raising of additional capital through the common stock purchase agreement with Fusion Capital would be the issuance of additional shares of our common stock. The issuance of additional shares to Fusion Capital pursuant to the common stock purchase agreement could result in substantial dilution to our existing stockholders. We only have the right to receive $250,000 per month under the common stock purchase agreement unless our stock price equals or exceeds $4.00 per share.

         WE HAVE A RELATIVELY SHORT OPERATING HISTORY, HAVE INCURRED RECENT OPERATING LOSSES AND EXPECT FUTURE OPERATING LOSSES. Our gross revenues for the nine months ended September 30, 2000 and the years ended

December 31, 1999, 1998 and 1997 were $5,544,000, $5,859,000, $6,420,000 and
$7,501,000, respectively. Our net revenues, excluding media pass-through costs, for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997 were $3,252,000, $3,705,000, $3,705,000 and $5,091,000, respectively, with income (losses) from continuing operations of $(1,934,000), $750,000, $(1,672,000) and $(1,241,000), respectively. Net loss was $1,934,000 for the nine months ended September 30, 2000, net income was $750,000 for fiscal 1999, $1,237,000 for fiscal 1998 and a net loss of $1,703,000 for fiscal 1997.
Our net income of $750,000 in fiscal 1999 included $2,521,000 in gains from the sale of 86,492 shares of our stock in 24/7 Media, Inc. The Company did not sell any of its remaining 110,000 shares of 24/7 Media Inc. during the nine months ended September 30, 2000, and the market value of the shares of 24/7 Media Inc. held by the Company has declined substantially from previous levels. There can be no assurance that these holdings will increase in value, that revenue growth can be sustained, or that we will be profitable in the future.

         Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and especially those in Internet and other computer related markets, many of which have or are experiencing extreme volatility and extended steep declines in their public and private equity market values. There can be no assurance that we will be successful in addressing these risks.

         WE MAY BE UNABLE TO CONTINUE MANAGING SUCCESSIVE RAPID GROWTH. We have experienced substantial growth in services to our customers and the number of our employees, which has resulted in:

         -        increased responsibility of management;

         - strain on management, administrative, operational, financial and technical resources; and

         - increased demands on our management information systems and controls.

         There can be no assurance that we will effectively develop and implement systems, procedures or controls adequate to support our operations or that management will be able to achieve the rapid execution necessary to fully exploit all opportunities for our services. To manage our business and growth, we must continue to implement and improve our operational and financial systems and continue to expand, train and manage our employees. If we are unable to manage our business effectively, our business, operating results and financial condition will be materially adversely affected.

         OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE DO NOT CONTINUE DEVELOPING OUR MARKET STRATEGY. Our marketing efforts have expanded as the range of services which we offer has increased. In addition to developing strategic relationships with other companies and channel sources (those companies that seek to augment their businesses by directly or indirectly offering to their clients Web site services provided by us and other third parties), we also directly market our core creative services as well as the services of our media group.

         Should a channel source favor other providers of similar services, fail to effectively market our services as a result of the channel source's competitive position or otherwise, or not utilize our services to the extent anticipated, our business may be adversely affected. Our inability to recruit, manage or retain additional channel sources, or to provide services to even indirect competitors of existing clients or channel sources, or their inability to market our services effectively or provide timely and cost-effective customer support and service, could materially adversely effect our business, operating results and financial condition.

         PROJECT-ORIENTED CLIENTS DOMINATE OUR REVENUE BASE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE. Since many of our clients engage us on a single project basis, clients from whom we generated substantial revenue in one period have not necessarily been a substantial source of revenue in a subsequent period. Additionally, costs are significantly higher with respect to single projects as compared to servicing a client on a multiple project or continuous basis. Due to our limited operating history and the emerging nature of the Internet, we cannot be sure whether our future relationships with clients will be on a project basis or on a longer term relationship basis. To the extent we do not generate repeat or ongoing business from our clients, we will incur higher sales and marketing expenses associated with attracting new clients as compared to lower expenses in obtaining additional business from existing clients.


         VOLATILITY OF TRADING MARKET MAY AFFECT YOUR INVESTMENT. The market price for our securities has been and may continue to be highly volatile. Factors such as our financial results, introduction of new products in the marketplace, and various factors affecting the advertising industry and the Internet generally, including extreme volatility and extended steep declines in equity market values of other Internet-related publicly traded companies, as well as sharp declines in private equity valuations of Internet-related privately-held companies, may have a significant impact on the market price of our securities, as well as price and volume volatility affecting small and emerging growth companies, in general, and not necessarily related to the operating performance of such companies.

         EVEN IF OUR STOCK PRICE DECREASES, WE MAY ELECT TO CAUSE PURCHASES of OUR COMMON STOCK TO BE MADE UNDER THE COMMON STOCK PURCHASE AGREEMENT, CAUSING MORE SHARES TO BE OUTSTANDING AND RESULTING IN SUBSTANTIAL DILUTION. The purchase price for the common stock to be issued to the selling stockholder under the common stock purchase agreement will fluctuate based on the closing price of our common stock. See "The Financing Transaction--Purchase of Shares Under the Common Stock Purchase Agreement" for a detailed description of the purchase price and the relation of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the common stock purchase agreement.

         All shares registered in this offering will be freely tradeable. We expect that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate.

         If Fusion Capital purchased the full amount of shares purchasable under the first tranche of the common stock purchase agreement on the date of this prospectus, and assuming a purchase price per share of $1.1875 (the closing sale price of the common stock on December 18, 2000), Fusion Capital would have been able to purchase 5,052,631 shares of our common stock under the common stock purchase agreement, and would have received 380,485 shares of common stock and warrants exercisable for 297,162 shares of common stock as a commitment fee. Assuming Fusion Capital's purchase under the first tranche of the common stock purchase agreement of a total of 2,000,000 shares of common stock on the date of this prospectus, those shares, along with the 677,647 shares issuable as a commitment fee, or issuable upon the exercise of warrants issuable as a commitment fee, would represent 43.6% of the then outstanding common stock. This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock is lower than the current trading price of our stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital. Assuming a drop in the trading price of our common stock to $0.50, and a corresponding decrease in the purchase price under the common stock purchase agreement, 12,000,000 shares of common stock would be issuable to Fusion Capital under the first tranche of the common stock purchase agreement, not including shares of common stock or warrants issuable as a commitment fee. This would represent more than 77% of the then outstanding common stock.

         Although we have the right to block Fusion Capital's purchases under the common stock purchase agreement if our stock price is below $15.00 for three consecutive trading days, we may still elect to require Fusion Capital's purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our closing sale price on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $4.00, provided the closing sale price of our common stock during such 30-day period or periods is at least $4.00. In the event that we decide to issue a number of shares that represents greater than 20% of our outstanding shares of common stock, we would first seek stockholder approval. We presently intend to seek such stockholder approval in the first quarter of 2001. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock. See page 10 for a table that shows the number of shares issuable and potential dilution based on varying market prices. Since we only plan to sell up to 2,000,000 shares to Fusion Capital under the common stock purchase agreement, our stock price will need to equal or exceed $3.00 per share for us to receive the maximum proceeds of $6 million under the common stock purchase agreement. Assuming a purchase price of $1.1875 per share (the closing sale price of the common stock on December 18, 2000) and the purchase by Fusion Capital of the full amount of shares purchaseble under the first tranche of the common stock purchase agreement, proceeds to us would only be $2,375,000 unless we choose to issue more than 2,000,000 shares, which we have the right to do.

         THE COMMON STOCK PURCHASE AGREEMENT COULD LEAD TO DOWNWARD PRESSURE on OUR STOCK PRICE. Either actual dilution caused by sales of our common stock to Fusion Capital or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Fusion Capital may lead to downward pressure on the trading price of our common stock could provide an incentive for selling which could also adversely affect the trading price of our common stock.

         WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED TECHNICAL PERSONNEL. Our success depends upon our key technical personnel and senior management. The loss of the services of these persons could materially adversely affect our ability to develop our business. Competition for qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel in the Internet industry is intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, integrate or retain other highly qualified personnel in the future. We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications.

         FAILURE OF OUR COMPUTER SYSTEMS MAY DISRUPT OUR OPERATIONS. Our success largely depends on the uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We presently have very limited redundant systems. We do not have a formal disaster recovery plan and we carry limited business interruption insurance to compensate for any losses that may occur. Our servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could materially and adversely affect us.

         OUR BUSINESS MAY NOT GROW IF THE INTERNET, AS A MEDIUM OF COMMERCE AND COMMUNICATIONS, DOES NOT CONTINUE TO DEVELOP. Demand and market acceptance for recently introduced services and products like those offered by us are subject to a high level of uncertainty. The use of the Internet in marketing, advertising and commerce, particularly by those individuals and enterprises that have historically relied upon traditional means of marketing and advertising, generally requires the acceptance of a new way of conducting business and exchanging information. Enterprises that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing resources and infrastructure less useful. There can be no assurance that the market for our services will develop and if it fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve market acceptance, our business, operating results and financial condition will be materially adversely effected.

         Our ability to derive revenues will also depend upon a robust industry and the infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products, such as high speed modems and bandwidths. Moreover, other critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be and remain a viable commercial marketplace. If the infrastructure necessary to support the Internet's commercial viability is not developed, or if the Internet does not become a viable marketplace, our business, operating results and financial condition would be materially and adversely effected.

         TECHNOLOGICAL CHANGE MAY RENDER OUR SERVICE OBSOLETE. Our services, and the services and products we expect to offer in the future, are impacted by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product introductions. There can be no assurance that we can successfully identify new business opportunities and develop and bring new services or products to market in a timely and cost-effective manner, or that services, products or technologies developed by others will not render our services or products noncompetitive or obsolete. In addition, there can be no assurance that services, products or enhancements introduced by us will achieve or sustain market acceptance or be able to effectively address compatibility, inoperability or other issues raised by technological changes or new industry standards. Our pursuit of technological advances may also require us to seek assistance from third parties.

         WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY. We believe that our success in our core business of interactive advertising is not dependent upon patents, copyrights or trademarks and we do not currently have any registered patents, copyrights or trademarks, although applications for various trademarks have been made. Consequently, we rely principally on a combination of common-law and statutory law to protect our proprietary information and know-how. We also utilize technology owned by third parties. There can be no assurance that licenses for any technology developed by third parties that might be required for our services would be available on reasonable terms, if at all.

         Although we do not believe that our services infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert claims based on our services or that any of those claims would not be successful. In addition, many of our competitors rely upon trade secret law. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our proprietary information, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation of this nature, whether or not successful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition and operating results. Furthermore, parties making claims against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could directly or indirectly prohibit us from providing certain services and products. A judgment of this nature could have a material adverse effect on our business, financial condition and results of operations.

         ABSENCE OF DIVIDENDS. We have not paid any cash dividends on our common stock and do not anticipate paying any such cash dividends on our common stock in the foreseeable future. Earnings, if any, will be retained to finance future growth. Our ability to declare dividends on our common stock may be restricted by future financings or lenders, if any.

                            THE FINANCING TRANSACTION

GENERAL

         On December 11, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC ("Fusion Capital") pursuant to which Fusion Capital agreed to purchase up to $12 million of our common stock in two tranches. Each $6 million tranche is to be purchased over a period of up to twenty-four months, subject to a six month extension or earlier termination at our discretion. The selling price of the shares will be equal to the lesser of
(1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price.

         After all of the shares of our common stock purchasable under the first tranche of the common stock purchase agreement have been purchased by Fusion Capital, we have the right to deliver to Fusion Capital an irrevocable written notice stating that we elect to commence the second tranche. The obligation of Fusion Capital to commence the second tranche is subject only to customary conditions, all of which are outside the control of Fusion Capital.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Under the common stock purchase agreement, Fusion Capital will purchase shares of our common stock by purchasing from time to time a specified dollar amount of our common stock. Subject to the limits on purchase and the termination rights described below, during each 30-day period during the term of the first tranche of up to 24 months, Fusion Capital will purchase $250,000 of our common stock. If our stock price equals or exceeds $4.00 per share, we have the right to increase this monthly amount up to the full remaining unfunded portion of the $6 million commitment. This amount may be decreased by us at any time. If our stock price equals or exceeds $4.00 per share, we have the right to increase this monthly amount up to the full remaining portion of the $6 million commitment. The selling price per share is equal to the lesser of:

         - the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion Capital; or

         - the average of any five closing bid prices of our common stock, selected by Fusion Capital, during the 15 trading days prior to the date of submission of a purchase notice by Fusion Capital; or

         -        $15.00

         The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the fifteen (15) trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the common stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 9.9% of our then aggregate outstanding common stock immediately after the proposed purchase. If the 9.9% limitation is ever reached this shall not effect or limit Fusion Capital's obligation to fund the required monthly purchase amount of $250,000 or Fusion Capital's mandatory purchase obligation under the common stock purchase agreement.

         The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the first tranche of the common stock purchase agreement at varying purchase prices:

                                                                          PERCENT OF OUR COMMON STOCK
    ASSUMED            NUMBER OF SHARES TO BE ISSUED UPON A           OUTSTANDING AS OF NOVEMBER 30, 2000,
    PURCHASE          FULL PURCHASE OF THE FIRST TRANCHE OF           AFTER GIVING EFFECT TO THE ISSUANCE
     PRICE             THE COMMON STOCK PURCHASE AGREEMENT                    TO FUSION CAPITAL(1)
----------------    ------------------------------------------        ------------------------------------
    $ 0.50                       2,677,647(2)                                        43.6%
    $ 1.00                       2,677,647(2)                                        43.6%
    $ 1.19(3)                    2,677,647(2)                                        43.6%
    $ 4.00                       2,177,647                                           38.6%
    $10.00                       1,277,647                                             27%
    $15.00                       1,077,647                                           23.7%

         Since we only plan to sell up to 2,000,000 shares to Fusion Capital under the common stock purchase agreement, our stock price will need to equal or exceed $3.00 per share for us to receive the maximum proceeds of $6 million under the common stock purchase agreement. Assuming a purchase price of $1.1875 per share (the closing sale price of the common stock on December 18, 2000) and the purchase by Fusion Capital of the full amount of shares purchaseble under the first tranche of the common stock purchase agreement, proceeds to us would only be $2,375,000 unless we choose to issue more than 2,000,000 shares, which we have the right to do.


OUR RIGHT TO PREVENT PURCHASES

         At any time or from time to time, so long as the closing sale price of our common stock has been below $15.00 for the most recent three trading days, we shall have the unconditional right to prevent any purchases effective upon three trading days prior notice. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

OUR RIGHT TO MANDATORY PURCHASES

         If the closing sale price of our common stock on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $4.00, we shall have the right to require purchase by Fusion Capital of part or all of the outstanding $6 million (in such amounts as determined by us), during such time or times as Fusion Capital shall determine during the next two 30-day periods, provided the closing sale price of our common stock during such 30-day period or periods is at least $4.00. Our right to require purchase by Fusion Capital shall be exercisable by written notice from us to Fusion Capital prior to the first trading day of any 30-day period.

OUR TERMINATION RIGHTS

         Prior to the date on which shares are purchased by Fusion Capital, we shall have the right to terminate the common stock purchase agreement at any time for any reason by issuing to Fusion Capital the shares to be issued


-------------

(1) Based on 3,462,794 shares of common stock outstanding as of November 30, 2000. Assumes the issuance of 380,485 shares of common stock issuable to Fusion Capital and 297,162 shares of common stock issuable to Fusion Capital upon exercise of warrants issued to it as a commitment fee, and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 2,000,000 shares to Fusion Capital under the first tranche of the common stock purchase agreement, excluding the shares of common stock issuable as a commitment fee, all of which are included in this offering. If more than 2,000,000 shares are issuable to Fusion Capital under the first tranche of the common stock purchase agreement, we currently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital.

(3) The closing price as of December 18, 2000 was $1.1875.

as a commitment fee. After the date on which shares are first purchased by Fusion Capital, if at any time the closing sale price of our common stock for each of any ten consecutive trading days is below $15.00, we may, at any time within the next three trading days, give notice to Fusion Capital exercising our right to terminate the common stock purchase agreement. Such notice shall be effective three trading days after Fusion Capital receives such notice. We may not exercise our termination rights in anticipation of, or in connection with, a change of control or other major transaction unless the change of control or other major transaction has been publicly disclosed for at least 45 trading days.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON K2 AND OUR STOCKHOLDERS

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the first tranche of the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases of the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to K2 upon the occurrence of any of the following events of default:

         - if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - suspension by the Nasdaq SmallCap Market of our common stock from trading for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - our failure to satisfy any listing criteria of the Nasdaq SmallCap Market for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - (1) notice from our transfer agent to the effect that it intends not to comply with a proper request for purchase under the common stock purchase agreement of shares of common stock;
                  (2) our failure to promptly confirm to the transfer agent Fusion Capital's purchase notice or (3) the failure of the transfer agent to issue shares of our common stock promptly upon delivery of a purchase notice;

         - any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on K2 subject to a cure period of 10 trading days;

         - if the number of shares to be issued to Fusion Capital reaches an aggregate amount that would require stockholder approval under Nasdaq regulations (to the extent not previously obtained and then required) or otherwise cause K2 to breach Nasdaq rules and regulations;

         - the removal or resignation of both Lynn Fantom as Chief Executive Officer of K2 and of Gary W. Brown as K2's Chief Operating Officer;

         - a default of any payment obligation of K2 in excess of $1.0 million; or

         - commencement of insolvency or bankruptcy proceedings by or against K2.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

         Under the terms of the common stock purchase agreement, in connection with the commencement of the first tranche, Fusion Capital will receive shares of our common stock, together with warrants to purchase shares of our common stock, equal to 12% of $6.0 million or an aggregate of 677,647 shares (including 297,162 shares issuable upon exercise of the warrants) as a commitment fee. The warrants have an exercise price of $0.01 per share and are exercisable for five years from the date of issue. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On the date that the second tranche is commenced, Fusion Capital will be entitled to receive an additional commitment fee, payable in shares of our common stock, equal to 8% of $6.0 million, divided by the lower of
(1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day which is two trading days prior to the commencement of the second tranche and (2) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date the Company delivers notice to Fusion Capital of its intent to commence the second tranche.

NO VARIABLE PRICED FINANCINGS

         Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced "equity-like" securities unless we have obtained Fusion Capital's prior written consent.

HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THE OFFERING

         Because Fusion Capital may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon early termination of the offering.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder; however, we may receive up to $6 million from the sale of shares to Fusion Capital under the common stock purchase agreement. We are registering the shares for sale to provide the selling stockholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder is Fusion Capital Fund II, LLC. Under the common stock purchase agreement, Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches of $6.0 million. The purchase price of our common stock is based upon the future market price of our common stock. We will commence the first tranche with Fusion Capital after this registration statement is effective. At our sole option, we can require Fusion Capital to commence the second tranche and purchase up to an additional $6.0 million of our common stock.

         We estimate that the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 2,000,000. We have the right under certain conditions to suspend and/or terminate the common stock purchase agreement without any payment or liability to Fusion Capital. We have also agreed to issue 380,485 additional shares of common stock and warrants to purchase 297,162 shares of common stock at an exercise price of $.01 per share to Fusion Capital as a commitment fee for commencing the first tranche under the common stock purchase agreement. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. The common stock purchase agreement is described in detail under the heading "The Financing Transaction."

         Notwithstanding the limitations set forth in the common stock purchase agreement, if Fusion Capital was to purchase all of the common stock issuable in the first tranche of the common stock purchase agreement, the 2,000,000 shares purchased, together with the 677,647 additional shares we estimate may be issuable to Fusion Capital, or issuable upon exercise of warrants issued to it, as a commitment fee, Fusion Capital would beneficially own 43.6% of our then outstanding common stock.

HOLDINGS OF FUSION CAPITAL UPON COMPLETION OF THIS OFFERING

         Following completion of this offering, Fusion Capital will beneficially own no more than 380,485 shares of common stock and warrants to acquire 297,162 shares of common stock. This aggregate of 677,647 shares to be issued or issuable as a commitment fee may be sold following termination of the common stock purchase agreement. All of these shares are deemed to be beneficially owned by Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power of the shares being offered pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by the selling stockholder, Fusion Capital Fund II, LLC. The common stock may be sold or distributed from time to time by the selling stockholder, or by donees or transferees of, or other successors in interests to, the selling stockholder, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         -        ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         -        in privately negotiated transactions; or

         -        any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         The selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder and any other required information.

         We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. K2 has also agreed to indemnify the selling stockholder and related persons against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of K2, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF OUR COMMON STOCK DURING THE TERM OF THE COMMON STOCK PURCHASE AGREEMENT.

         We have advised the selling stockholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

         This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling stockholder.

                            VALIDITY OF COMMON STOCK

         The validity of the common stock offered by this prospectus will be passed upon for us by Brown Raysman Millstein Felder & Steiner LLP, New York, New York.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of K2 Digital, Inc. (formerly K2 Design, Inc.) for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, a company that has the right to receive shares of our common stock may sell up to an aggregate of 2,667,647 shares of common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered by this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

         - At the Public Reference Room of the SEC, Room 1023 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - At the offices of the Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

         - From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the SEC at 1-800-SEC-0330.

         This Prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding our business and our common stock and warrants, including certain exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet Web site.

                           INCORPORATION BY REFERENCE

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

         (a) Our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the SEC on March 30, 2000;

         (b)      Definitive Proxy Statement on Schedule 14A dated April 28,
                  2000;

         (c) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;

         (d) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000;

         (e) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000;

         (f)      Our Current Report on Form 8-K dated April 24, 2000;

         (g)      Our Current Report on Form 8-K dated July 11, 2000;

         (h)      Our Current Report on Form 8-K dated December 19, 2000;

         (i) The description of our common stock and warrants contained in the Registration Statement on Form SB-2, filed with the Commission on July 17, 1996 (File No. 333-4319).

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the respective dates of filings of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We undertake to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to our Chief Financial Officer at 30 Broad Street, 16th Floor, New York, New York 10004. Telephone requests for such copies should be directed to the Chief Financial Officer at (212) 301-8800.

================================================================================


                             UP TO 2,677,647 SHARES

                                K2 DIGITAL, INC.


                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------



                              [_____________], 2001


                                TABLE OF CONTENTS

             SECTION                                                     PAGE
             -------                                                     ----
             K2 Digital, Inc.                                              3
             Risk Factors                                                  4
             The Financing Transaction                                     9
             Selling Stockholder                                          13
             Plan of Distribution                                         14
             Validity of Common Stock                                     15
             Experts                                                      15
             About This Prospectus                                        15
             Where You Can Find More Information                          15
             Incorporation by Reference                                   16


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee and the Nasdaq listing fee.

SEC registration fee ........................    $    798.80
Nasdaq National Market listing fee ..........      17,500.00
Printing expenses ...........................       5,000.00*
Legal fees and expenses .....................      15,000.00*
Accounting fees and expenses ................       5,000.00*
Blue sky fees and expenses ..................       1,000.00*
Miscellaneous ...............................       5,701.20*

  Total .....................................    $ 50,000.00*
                                                 ===========

* Indicates estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of

Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Seventh of the Company's Certificate of Incorporation states that:

                  (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

                  (b)(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law. The right to indemnification conferred in this Article Seventh shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the Delaware General Corporation Law. The right to indemnification conferred in this Article Seventh shall be a contract right.

                  (2) The Corporation may, by action of its board of directors, provide indemnification to such of the employees and agents of the Corporation and such other persons serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Delaware General Corporation Law and the board of directors shall determine to be appropriate.

                  (c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Delaware General Corporation Law.

                  (d) The rights and authority conferred in this Article Seventh shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

                  (e) No amendment, modification or repeal of this Article Seventh, nor the adoption of any provision of this certificate of incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the Delaware General Corporation Law, any amendment, modification or repeal of law shall eliminate or reduce the effect of this Article Seventh or adversely affect any right or protection then existing hereunder in respect of any acts of omissions occurring prior to such amendment, modification, repeal or adoption.

         The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended. The Registration Rights Agreement between the Registrant and the selling stockholder contains provisions for indemnification by the Registrant of the selling securityholder against certain liabilities under the Act.

ITEM 16.  EXHIBITS


4.1.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant's Registration Statement on Form SB-2, as filed on May 22, 1996 (Registration No. 333-04319)).

4.1.2 Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) filed with the Registrant's Registration Statement on Form SB-2A, as filed on July 17, 1996 (Registration No. 333-04319)).

4.2.1 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 filed with the Registrant's Registration Statement on Form SB-2, as filed on May 22, 1996 (Registration No. 333-04319)).

4.2.2 Amended By-laws of the Registrant (incorporated by reference to Exhibit 3.2(b) filed with the Registrant's Registration Statement on Form SB-2A, as filed on July 17, 1996 (Registration No. 333-04319)).

5.1      Opinion of Brown Raysman Millstein Felder & Steiner LLP.*

10.1 Common Stock Purchase Agreement dated as of December 11, 2000 between the Company and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K, as filed on December 19, 2000).

10.2     Form of Registration Rights Agreement (incorporated by reference to
         Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K, as filed on December 19, 2000).

23.1     Consent of Brown Raysman Millstein Felder & Steiner LLP (included in
         Exhibit 5.1).*

23.2     Consent of Arthur Andersen LLP.

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the Prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the charter or the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 15th day of December 2000.

                                         K2 DIGITAL, INC.

                                         By:         /s/ Lynn Fantom
                                             --------------------------------
                                                  Lynn Fantom, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lynn Fantom and Gary Brown, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent Registration Statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated:

               Signature                                      Title                                   Date
               ---------                                      -----                                   ----
            /s/ Lynn Fantom                                                                    December 15, 2000
----------------------------------------
              Lynn Fantom                       President, Chief Executive Officer
                                                and Director (Principal Executive Officer)

        /s/ Matthew G. de Ganon                                                                December 15, 2000
----------------------------------------
          Matthew G. de Ganon                         Chairman of the Board

            /s/ Gary Brown                                                                     December 15, 2000
----------------------------------------
              Gary Brown                          Acting Chief Financial Officer
                                                (Principal Financial and Accounting
                                                             Officer)
         /s/ Douglas E. Cleek                                                                  December 15, 2000
----------------------------------------
           Douglas E. Cleek                   Executive Vice President and Director

         /s/ David R. Sklaver                                                                  December 15, 2000
----------------------------------------
           David R. Sklaver                                  Director



----------------------------------------
          Steven N. Goldstein                                Director


----------------------------------------
              Scott Munro                                    Director

                                 EXHIBIT INDEX


4.1.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant's Registration Statement on Form SB-2, as filed on May 22, 1996 (Registration No. 333-04319)).

4.1.2 Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) filed with the Registrant's Registration Statement on Form SB-2A, as filed on July 17, 1996 (Registration No. 333-04319)).

4.2.1 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 filed with the Registrant's Registration Statement on Form SB-2, as filed on May 22, 1996 (Registration No. 333-04319)).

4.2.2 Amended By-laws of the Registrant (incorporated by reference to Exhibit 3.2(b) filed with the Registrant's Registration Statement on Form SB-2A, as filed on July 17, 1996 (Registration No. 333-04319)).

5.1      Opinion of Brown Raysman Millstein Felder & Steiner LLP.*

10.1 Common Stock Purchase Agreement dated as of December 11, 2000 between the Company and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K, as filed on December 19, 2000).

10.2     Form of Registration Rights Agreement (incorporated by reference to
         Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K, as filed on December 19, 2000).

23.1     Consent of Brown Raysman Millstein Felder & Steiner LLP (included in
         Exhibit 5.1).*

23.2     Consent of Arthur Andersen LLP.

---------------

* To be filed by amendment.